SNODGRASS
Certified Public Accountants and Consultants



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Shareholders and
the Board of Directors
of Sistersville Bancorp, Inc.

We consent to incorporation by reference of our report dated April 12, 2002, relating to the consolidated balance sheets of Sistersville Bancorp, Inc. as of March 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the two years in the period ended March 31, 2002. Said report appears as Exhibit 13 of Sistersville Bancorp, Inc.'s Annual Form 10-KSB.



/s/S.R. Snodgrass, A.C.

Wheeling, West Virginia
June 19, 2002



S.R. Snodgrass, A.C.
980 National Road   Wheeling, WV 26003-6400    Phone: 304-233-5030    Facsimile: 304-233-3062